Exhibit 8.01






                               September 17, 1996






(212) 351-4000                                                     C 80337-00058


     Saks Holdings, Inc.
     12 East 49th Street
     New York, New York  10017

               Re:  Registration Statement on Form S-1

     Ladies and Gentlemen:

               At your request and in connection with the public offering by Saks Holdings, Inc., a Delaware corporation (the "Company"), of up to $230,000,000 aggregate principal amount of Convertible Subordinated Notes due 2006, we have examined the Company's Registration Statement on Form S-1 (File No. 333-11101) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on August 29, 1996, as amended by Amendment No. 1 thereto (the "Amendment"), filed with the Commission on September 5, 1996 and Amendment No. 2 thereto, filed with the Commission on the date hereof.

               We hereby confirm our opinions set forth in the prospectus contained in the Amendment under the caption "Certain Tax Considerations."

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the captions "Validity of Notes" and "Certain Tax Considerations". In giving this consent, we do not thereby admit that we are





















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     within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
                                        Very truly yours,



                                        /s/ GIBSON, DUNN & CRUTCHER LLP




























































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